Exhibit 4.1

SPI ENERGY CO., LTD.

Number

Share(s)

-[no. of shares]-

Incorporated under the laws of the Cayman Islands

Share capital is US$50,000 divided into 5,000,000,000 Shares of a par value of US$0.00001 each

THIS IS TO CERTIFY THAT [name of shareholder] is the registered holder of [no. of shares] Shares(s) in the above-named Company subject to the Memorandum and Articles of Association thereof,

EXECUTED on behalf of the said Company on the day of 2015 by:

DIRECTOR

Transfer I (the transferor) for the value received do hereby transfer to (the Transferee) the shares standing in my name in the undertaking called SPI ENERGY CO., LTD. To hold the same unto the Transferee Dated Signed By the Transferor in the presence of: Witness Transferor